EXHIBIT 21 - Subsidiaries of the Registrant

                                                         Jurisdiction
Corporation                                            of Incorporation

Kronos Computerized Time Systems, Inc.                     Canada

Kronos Systems Limited                                     United Kingdom

Kronos International Sales Corp.                           U.S. Virgin Islands

Kronos Securities Corporation                              Massachusetts

Kronos de Mexico, S.A. de C.V.                             Mexico

Kronos Australia Pty. Ltd.                                 Australia

Kronos Solutions Pty. Ltd.                                 South Africa

Kronos Brasil Ltda                                         Brazil